                                                                  Exhibit 2.6(b)

                            STOCK PURCHASE AGREEMENT

                           dated as of April 20, 1999

                                     between

                                 TCID IP-V, INC.

                                       and

                           CHARTER COMMUNICATIONS, LLC

                                TABLE OF CONTENTS

1.        DEFINITIONS.......................................................1
          1.1.     Affiliate................................................1
          1.2.     Business Day.............................................2
          1.3.     Class B Common Stock.....................................2
          1.4.     Charter Required Consents................................2
          1.5.     Class B Redemption Price.................................2
          1.6.     Closing..................................................2
          1.7.     Closing Time.............................................2
          1.8.     Contract.................................................2
          1.9.     FCC......................................................2
          1.10.    Governmental Authority...................................2
          1.11.    HSR Act..................................................2
          1.12.    Judgment.................................................2
          1.13.    Legal Requirement........................................3
          1.14.    Lien.....................................................3
          1.15.    Litigation...............................................3
          1.16.    Losses...................................................3
          1.17.    Party....................................................3
          1.18.    Permitted Stock Restrictions.............................3
          1.19.    Person...................................................3
          1.20.    Preferred Stock Liquidation Value........................3
          1.21.    Required Consents........................................3
          1.22.    Series A Voting Preferred Stock..........................3
          1.23.    Six-Month Date...........................................3
          1.24.    Taxes....................................................3
          1.25.    TCID Required Consents...................................4
          1.26.    TCID RMG Shares..........................................4
          1.27.    Third Party..............................................4
          1.28.    Transaction Documents....................................4
          1.29.    Other Definitions........................................4
          1.30.    Usage....................................................4

2.        PURCHASE AND SALE.................................................5
          2.1.     Purchase and Sale of the TCID RMG Shares.................5

3.        CHARTER'S REPRESENTATIONS AND WARRANTIES..........................5
          3.1.     Organization and Qualification of Charter................5
          3.2.     Authority and Validity...................................5
          3.3.     No Conflict; Required Consents...........................6
          3.4.     Litigation...............................................6


                                       (i)

          3.5.     Finder and Brokers.......................................6
          3.6.     Qualification............................................6
          3.7.     Securities Law Matters...................................7
          3.8.     Investment Intent........................................7

4.        TCID'S REPRESENTATIONS AND WARRANTIES.............................7
          4.1.     Organization and Qualification...........................7
          4.2.     Authority and Validity...................................7
          4.3.     No Conflict; Required Consents...........................8
          4.4.     Ownership................................................8
          4.5.     Litigation...............................................8
          4.6.     Finder and Brokers.......................................8

5.        ADDITIONAL COVENANTS..............................................8
          5.1.     Certain Deliveries and Notice............................9
          5.2.     Required Consents........................................9
          5.3.     HSR Notification.........................................9
          5.4.     Confidentiality and Publicity............................9
          5.5.     Further Assurances......................................10
          5.6.     Offers..................................................10

6.        CONDITIONS PRECEDENT.............................................11
          6.1.     Conditions to Charter's Obligations.....................11
          6.2.     Conditions to TCID's Obligations........................12

7.        THE CLOSING......................................................13
          7.1.     The Closing; Time and Place.............................13
          7.2.     TCID's Delivery Obligations.............................13
          7.3.     Charter's Delivery Obligations..........................13

8.        TERMINATION AND DEFAULT..........................................14
          8.1.     Termination Events......................................14
          8.2.     Effect of Termination...................................15

9.        SURVIVAL; REMEDIES...............................................15
          9.1.     Survival of Representations, Warranties,
                   Covenants and Agreements................................15
          9.2.     Exclusive Remedy........................................15

10.       MISCELLANEOUS PROVISIONS.........................................15
          10.1.    Parties Obligated and Benefitted........................15
          10.2.    Notices.................................................15
          10.3.    Right to Specific Performance...........................17
          10.4.    Waiver..................................................17


                                      (ii)
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          10.5.    Captions................................................17
          10.6.    Governing Law...........................................17
          10.7.    Time....................................................17
          10.8.    Late Payments...........................................17
          10.9.    Counterparts............................................17
          10.10.   Entire Agreement........................................17
          10.11.   Severability............................................17
          10.12.   Construction............................................18
          10.13.   Expenses................................................18
          10.14.   Commercially Reasonable Efforts.........................18


                                      (iii)
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                                      (iv)
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Schedules

3.3       Charter Required Consents
3.4       Charter Litigation/Judgments
4.3       TCID Required Consents
4.6       TCID Litigation/Judgments


                                       (v)
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                            STOCK PURCHASE AGREEMENT

      This Stock Purchase Agreement ("Agreement") is made as of April 20, 1999, by and between TCID IP-V, Inc., a Colorado corporation ("TCID") and Charter Communications, LLC, a Delaware limited liability company ("Charter").

                                    Recitals

            A. Concurrently with the execution of this Agreement, InterMedia Partners of West Tennessee, L.P. ("IPWT") and Charter have entered into an Asset and Stock Purchase Agreement (the "IPWT Asset and Stock Purchase Agreement") pursuant to which IPWT has agreed to sell, and Charter has agreed to purchase, substantially all of IPWT's assets, including all of the outstanding Class A Common Stock in Robin Media Group, Inc., a Nevada corporation ("RMG").

            B. TCID owns all of the outstanding Class B Common Stock and Series A Voting Preferred Stock in RMG. Charter wishes to purchase, and TCID wished to sell, all of such stock in RMG, effective immediately after the Closing under the IPWT Asset and Stock Purchase Agreement, in accordance with this Agreement.

            C. Concurrently with the execution of this Agreement, TCID and Charter, among others, have entered into a Common Agreement (the "Common Agreement") pursuant to which they have agreed to certain issues common to each of the transfers made pursuant to this Agreement, the IPWT Asset and Stock Purchase Agreement and to certain other related transactions (each as more fully described in the Common Agreement) that will be consummated concurrently with this Agreement, including indemnification for breaches of representations, warranties, covenants and agreements.

                                    Agreement

      In consideration of the covenants and agreements set forth herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties agree as follows:

1. DEFINITIONS. In addition to the terms defined elsewhere in this Agreement, the following capitalized terms or terms otherwise defined in this Article 1 will have the meanings set forth below:

      1.1. Affiliate. With respect to any Person, any other Person controlling, controlled by, or under common control with such Person. As used in this Agreement, "control" means the ownership, directly or indirectly, of voting securities representing the right generally to elect a majority of the directors (or similar officials) of a Person or the possession, by contract or otherwise, of the authority to direct the management and policies of a Person. Notwithstanding the foregoing, neither InterMedia Partners Southeast, InterMedia Partners of West Tennessee, L.P., InterMedia


                                      (1)
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Capital Partners IV, L.P., InterMedia Capital Management, LLC, nor InterMedia
Partners IV, L.P., will be deemed an Affiliate of TCID.

      1.2. Business Day. Any day other than a Saturday, Sunday or a day on which the banking institutions in Denver, Colorado, New York, New York, San Francisco, California or St. Louis, Missouri are required or authorized to be closed.

      1.3. Class B Common Stock. The 365 issued and outstanding shares of Class B Common Stock (par value $100 per share) of RMG.

      1.4. Charter Required Consents. Any and all consents, authorizations and approvals which are identified on Schedule 3.3 and required for Charter to purchase, own and hold the TCID RMG Shares.

      1.5. Class B Redemption Price. An amount equal to $36,500 plus an annual rate of 8% of such amount, from July 29, 1996 through the Closing Date.

      1.6. Closing. The closing of the purchase and sale transaction contemplated by this Agreement.

      1.7. Closing Time. 11:59 p.m., Eastern time, on the Closing Date, immediately following the "Closing Time" as defined in the IPWT Asset and Stock Purchase Agreement.

      1.8. Contract. Any contract, mortgage, deed of trust, bond, indenture, lease, license, note, franchise, certificate, option, warrant, right or other instrument, document, obligation or agreement, whether written or oral.

      1.9. FCC. The Federal Communications Commission.

      1.10. Governmental Authority. The United States of America, any state, commonwealth, territory or possession of the United States of America and any political subdivision or quasi-governmental authority of any of the same, including any court, tribunal, department, commission, board, bureau, agency, county, municipality, province, parish or other instrumentality of any of the foregoing.

      1.11. HSR Act. The Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

      1.12. Judgment. Any judgment, writ, order, injunction, award or decree of any court, judge, justice or magistrate, including any bankruptcy court or judge or the arbitrator in any binding arbitration, and any order of or by any Governmental Authority.


                                      (2)
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      1.13. Legal Requirement. Applicable common law and any statute, ordinance, code or other law, rule, regulation, order, technical or other written standard, requirement or procedure enacted, adopted, promulgated, applied or followed by any Governmental Authority, including any Judgment.

      1.14. Lien. Any lien security interest, security agreement, financing statement filed with any Governmental Authority, adverse claim or other encumbrance of any kind whatsoever.

      1.15. Litigation. Any claim, action, suit, proceeding, arbitration, investigation, hearing or other activity or procedure that could reasonably be expected to result in a Judgment and any notice of any of the foregoing.

      1.16. Losses. Any claims, losses, liabilities, damages, penalties, costs and expenses, including interest that may be imposed in connection therewith, expenses of investigation, reasonable fees and disbursements of counsel and other experts, and the cost to any Person making a claim or seeking indemnification under this Agreement with respect to funds expended by such Person by reason of the occurrence of any event or the existence or assertion of any Liens (other than Permitted Liens) with respect to which indemnification is sought.

      1.17. Party. Charter or TCID, as the context requires.

      1.18. Permitted Stock Restrictions. Restrictions on transfer of all or any part of the TCID RMG Shares imposed by cable television franchises owned or controlled by RMG, the Communications Act of 1934, as amended, and the rules and regulations of the FCC thereunder, federal and state securities laws, and other applicable laws.

      1.19. Person. Any natural person, Governmental Authority, corporation, general or limited partnership, limited liability company, joint venture, trust, association or unincorporated entity of any kind.

      1.20. Preferred Stock Liquidation Value. An amount equal to $12,000,000, plus an annual rate of 10% of such amount, from July 29, 1996 through the Closing Date.

      1.21. Required Consents. The Charter Required Consents or the TCID Required Consents, as the context requires.

      1.22. Series A Voting Preferred Stock. The 12,000 issued and outstanding shares of Series A Voting Preferred Stock (par value $1,000 per share) of RMG.

      1.23. Six-Month Date. The date that is six months after the Closing Date.

      1.24. Taxes. Levies and assessments of any kind or nature imposed by any Governmental Authority, including all income, sales, use, ad valorem, value added, franchise, severance, net or


                                      (3)
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gross proceeds, withholding, payroll, employment, excise or property taxes and levies or assessments related to unclaimed property, together with any interest thereon and any penalties, additions to tax or additional amounts applicable thereto. For purposes of determining any Tax cost or Tax benefit to any Person, such amount will be the actual cost or benefit recognized by such Person at the time of actual payment of the additional Tax or actual recognition of the Tax benefit. In the event that any Loss, payment or other amount is required to be determined on an after-Tax basis, such payment or other amount will be determined without regard to any Tax cost or Tax benefit not actually recognized at the time of the determination, and appropriate adjustments will be made when and to the extent that such Tax cost or Tax benefit is actually recognized.

      1.25. TCID Required Consents. Any and all consents, authorizations and approvals which are identified on Schedule 4.3 and required for TCID to transfer the TCID RMG shares to Charter pursuant to this Agreement.

      1.26. TCID RMG Shares. The Class B Common Stock and Series A Voting Preferred Stock.

      1.27. Third Party. Any Person other than, with respect to TCID, TCID and its Affiliates, or, with respect to Charter, Charter and its Affiliates.

      1.28. Transaction Documents. The Common Agreement and all instruments and documents described in Sections 7.2 and 7.3 which are being executed and delivered by or on behalf of Charter or TCID in connection with this Agreement or the transactions contemplated hereby.

      1.29. Other Definitions. The following terms have the meanings set forth in the sections indicated in the table below:

           Term                                       Section
           ----                                       -------
           Agreement                                  First Paragraph
           Antitrust Division                         5.3
           Charter                                    First Paragraph
           Closing Date                               7.1
           FTC                                        5.3
           IPWT                                       Recital A
           IPWT Asset and Stock Purchase Agreement    Recital A
           RMG                                        Recital A
           Securities Act                             3.5
           Survival Period                            9.1
           TCID                                       First Paragraph

      1.30. Usage. The definitions in Article 1 will apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun will include the corresponding masculine, feminine and neuter forms. All references herein to Articles, Sections and


                                      (4)

Schedules will be deemed to be references to Articles and Sections of, and Schedules to, this Agreement unless the context otherwise requires. All Schedules attached hereto will be deemed incorporated herein as if set forth in full herein and, unless otherwise defined therein, all terms used in any Schedule will have the meaning ascribed to such term in this Agreement. The words "include," "includes" and "including" will be deemed to be followed by the phrase "without limitation." The words "hereof," "herein" and "hereunder" and words of similar import when used in this Agreement will refer to this Agreement as a whole and not to any particular provision of this Agreement. Unless otherwise expressly provided herein, any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. All accounting terms not otherwise defined in this Agreement will have the meanings ascribed to them under generally acceptable accounting principles as in effect from time to time in the United States, consistently applied.

2. PURCHASE AND SALE.

      2.1. Purchase and Sale of the TCID RMG Shares.

            2.1.1. At the Closing, TCID will sell, assign, transfer, convey and deliver to Charter free and clear of all Liens (other than Permitted Stock Restrictions) all of the Class B Common Stock, and Charter will, as the consideration for the sale of such Class B Common Stock, pay to TCID the Class B Redemption Price, by wire transfer of immediately available funds pursuant to wire transfer instructions delivered by TCID to Charter.

            2.1.2. At the Closing, TCID will sell, assign, transfer, convey and deliver to Charter free and clear of all Liens (other than Permitted Stock Restrictions) all of the Series A Voting Preferred Stock, and Charter will, as the consideration for the sale of such Series A Voting Preferred Stock, pay to TCID the Preferred Stock Liquidation Value, by wire transfer of immediately available funds pursuant to wire transfer instructions delivered by TCID to Charter.

3. CHARTER'S REPRESENTATIONS AND WARRANTIES. Charter represents and warrants to TCID as of the date of this Agreement and as of the Closing, as follows:

      3.1. Organization and Qualification of Charter. Charter is a limited liability company which has been duly formed, validly existing and in good standing under the laws of the State of Delaware. As of the date of this Agreement, Charter is duly qualified to do business and is in good standing under the laws of each jurisdiction in which its activities make such qualification necessary.

      3.2. Authority and Validity. Charter has all requisite power and authority to execute and deliver, to perform its obligations under, and to consummate the transactions contemplated by, this Agreement and the Transaction Documents to which it is a party. The execution and delivery by


                                      (5)

Charter of, the performance of Charter under, and the consummation by Charter of the transactions contemplated by, this Agreement and the Transaction Documents to which it is a party have been duly and validly authorized by all action by or on behalf of Charter. This Agreement has been, and when executed and delivered by Charter, the Transaction Documents to which it is a party will be, duly and validly executed and delivered by Charter and the valid and binding obligations of Charter, enforceable against Charter in accordance with their terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to the enforcement of creditors' rights generally or by principles governing the availability of equitable remedies.

      3.3. No Conflict; Required Consents. Except as set forth on Schedule 3.3, assuming all TCID Required Consents have been obtained and the expiration or earlier termination of the waiting period under the HSR Act has occurred, the execution and delivery by Charter of, the performance of Charter under, and the consummation by Charter of the transactions contemplated by, this Agreement and the Transaction Documents to which it is a party do not and will not: (a) conflict with or violate any provision of the organizational documents of Charter; (b) violate any provision of any Legal Requirement; (c) require any consent, approval or authorization of, or filing of any certificate, notice, application, report or other document with, any Governmental Authority or other Person; or (d) (i) conflict with, violate, result in a breach of or constitute a default under (without regard to requirements of notice, lapse of time or elections of other Persons or any combination thereof), (ii) permit or result in the termination, suspension or modification of, (iii) result in the acceleration of (or give any Person the right to accelerate) the performance of Charter under, or (iv) result in the creation or imposition of any Contract or other instrument by which Charter or any of its assets is bound or affected, except for purposes of clauses (c) and (d) such consents, approvals, authorizations and filings that, if not obtained or made, would not, and such violations, conflicts, breaches, defaults, terminations, suspensions, modifications and accelerations as would not, individually or in the aggregate, have an adverse effect on the ability of Charter to perform its obligations under this Agreement or the Transaction Documents to which it is a party.

      3.4. Litigation. Except as set forth in Schedule 3.4: (a) as of the date of this Agreement, there is no Litigation pending or, to Charter's knowledge, threatened against Charter or any Affiliate of Charter which, if adversely determined, would adversely affect the ability of Charter to perform its obligations under this Agreement; and (b) as of the date of this Agreement, there is not in existence any Judgment binding Charter or any Affiliate of Charter that could reasonably be expected to adversely affect the ability of Charter to perform its obligations under this Agreement.

      3.5. Finder and Brokers. Charter has not entered into any Contract with any person which will result in the obligation of TCID to pay any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby.

      3.6. Qualification. Charter knows of no facts which would disqualify it from holding the TCID RMG Shares under any Legal Requirement.


                                      (6)

      3.7. Securities Law Matters. Charter understands and acknowledges that none of the TCID RMG Shares has been registered or qualified under the federal or applicable state securities laws and the TCID RMG Shares are being sold to and purchase by Charter in reliance upon applicable exemptions from such registration and qualification requirements. Charter is an "accredited investor" within the meaning of the federal securities laws and acknowledges it has been furnished with or afforded access to, and has had the opportunity to ask questions and receive answers concerning, all information pertaining to the TCID RMG Shares. The TCID RMG Shares are being acquired by Charter for investment only and not with a view to any public distribution thereof. Charter understands that the TCID RMG Shares are "restricted securities" within the meaning of the federal securities laws and agrees that it will not offer to sell or otherwise dispose of any of the TCID RMG Shares in violation of the registration and qualification requirements of the federal and applicable state securities laws. All certificates to be delivered at Closing evidencing ownership of the TCID RMG Shares will contain appropriate legends incorporating these applicable securities laws restrictions.

      3.8. Investment Intent. Charter represents and warrants to TCID that (a) Charter is an "accredited investor" as defined in Rule 501(a) of Regulation D under the Securities Act of 1933, as amended (the "Securities Act") and (b) Charter is acquiring the TCID RMG Shares for its own account, for investment only and without a view to the distribution thereof except in a transaction registered or qualified under the Securities Act, and applicable state securities laws, or unless an exemption from those requirements is available.

4. TCID'S REPRESENTATIONS AND WARRANTIES.

      TCID represents and warrants to Charter as of the date of this Agreement and as of the Closing, as follows:

      4.1. Organization and Qualification. TCID is a corporation which has been duly organized and is validly existing and in good standing under the laws of the State of Colorado. As of the date of this Agreement, TCID is duly qualified to do business and is in good standing under the laws of each jurisdiction in which its activities make such qualification necessary.

      4.2. Authority and Validity. TCID has all requisite corporate power and authority to execute and deliver, to perform its obligations under, and to consummate the transactions contemplated by, this Agreement and the Transaction Documents to which it is a party. The execution and delivery by TCID of, the performance of TCID under, and the consummation by TCID of the transactions contemplated by, this Agreement and the Transaction Documents to which it is a party have been duly and validly authorized by all action by or on behalf of TCID. This Agreement has been, and when executed and delivered by TCID the Transaction Documents to which it is a party will be, duly and validly executed and delivered by TCID and the valid and binding obligations of TCID, enforceable against TCID in accordance with their terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar


                                      (7)
laws now or hereafter in effect relating to the enforcement of creditors' rights generally or by principles governing the availability of equitable remedies.

      4.3. No Conflict; Required Consents. Except as set forth on Schedule 4.3, and assuming all Charter Required Consents have been obtained and the expiration or earlier termination of the waiting period under the HSR Act has occurred, the execution and delivery by TCID of, the performance of TCID under, and the consummation by TCID of the transactions contemplated by, this Agreement and the Transaction Documents to which it is a party do not and will not: (a) conflict with or violate any provision of the organizational documents of TCID; (b) violate any provision of any Legal Requirement; (c) require any consent, approval or authorization of, or filing of any certificate, notice, application, report or other document with, any Governmental Authority or other Person; or
(d) (i) conflict with, violate, result in a breach of or constitute a default under (without regard to requirements of notice, lapse of time or elections of other Persons or any combination thereof), (ii) permit or result in the termination, suspension or modification of, (iii) result in the acceleration of (or give any Person the right to accelerate) the performance of TCID under, or
(iv) result in the creation or imposition of any Contract or other instrument by which TCID or any of its assets is bound or affected, except for purposes of clauses (c) and (d) such consents, approvals, authorizations and filings that, if not obtained or made, would not, and such violations, conflicts, breaches, defaults, terminations, suspensions, modifications and accelerations as would not, individually or in the aggregate, have an adverse effect on the ability of TCID to perform its obligations under this Agreement or the Transaction Documents to which it is a party.

      4.4. Ownership. Except with respect to Liens that will be released or terminated at or prior to the Closing, TCID owns the TCID RMG Shares, beneficially and of record, and free and clear of all Liens, other than Permitted Stock Restrictions. Other than this Agreement and any agreement with respect to the pledge of the TCID RMG Shares that will be released or terminated at or prior to the Closing, there is no agreement between TCID and any Person with respect to the disposition of the TCID RMG Shares that would interfere with the transactions contemplated by this Agreement.

      4.5. Litigation. Except as set forth in Schedule 4.6: (a) as of the date of this Agreement, there is no Litigation pending or, to TCID's knowledge, threatened against TCID or any Affiliate of TCID which, if adversely determined, would adversely affect the ability of TCID to perform its obligations under this Agreement; and (b) as of the date of this Agreement, there is not in existence any Judgment binding TCID or any Affiliate of TCID that could reasonably be expected to adversely affect the ability of TCID to perform its obligations under this Agreement.

      4.6. Finder and Brokers. TCID has not entered into any Contract with any person which will result in the obligation of Charter to pay any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby.

5. ADDITIONAL COVENANTS.


                                      (8)

      5.1. Certain Deliveries and Notice. TCID and Charter each will promptly notify the other of any fact, circumstance, event or action by it or otherwise
(a) which, if known at the date of this Agreement, would have been required to be disclosed by it in or pursuant to this Agreement or (b) the existence, occurrence or taking of which would result in the condition of TCID in Section
6.2.1 (with respect to the representations and warranties of Charter) or the condition of Charter in Section 6.1.1 (with respect to the representations and warranties of TCID) not being satisfied at any time prior to or on the Closing, and, with respect to clause (b), use its commercially reasonable efforts to remedy the same and to satisfy such condition to the other Party's obligation to consummate the transactions contemplated by this Agreement.

      5.2. Required Consents. Each Party will use its commercially reasonable efforts to obtain in writing as promptly as possible and at its expense, all of the Required Consents and any other consent, authorization or approval required to be obtained by such Party in connection with the transactions contemplated by this Agreement, and deliver to the other Party copies of such Required Consents and such other consents, authorizations or approvals promptly after they are obtained by such Party; provided, that each Party will afford the other Party the opportunity to review, approve and revise the form of letter or application proposed to request the Required Consent prior to delivery to the Third Party or the Affiliate of a Party whose consent is sought. Each Party will cooperate with the other Party to obtain all Required Consents and no Party will intentionally take any action or steps that would prejudice or jeopardize the obtaining of any Required Consent. No Party will accept or agree or accede to any modifications or amendments to, or the imposition of any condition to the transfer of the TCID RMG Shares that is not acceptable to the other Party.

      5.3. HSR Notification. As soon as practicable after the execution of this Agreement, but in any event no later than 30 days after such execution, Charter and TCID will each complete and file, or cause to be completed and filed at its own cost and expense, any notification and report required to be filed under the HSR Act with respect to the transactions contemplated by this Agreement and each such filing will request early termination of the waiting period imposed by the HSR Act. The Parties will use their respective commercially reasonable efforts to respond as promptly as reasonably practicable to any inquiries received from the Federal Trade Commission (the "FTC") and the Antitrust Division of the Department of Justice (the "Antitrust Division") for additional information or documentation and to respond as promptly as reasonably practicable to all inquiries and requests received from any other Governmental Authority in connection with antitrust matters. The Parties will use their respective commercially reasonable efforts to overcome any objections which may be raised by the FTC, the Antitrust Division or any other Governmental Authority having jurisdiction over antitrust matters. Each Party will cooperate to prevent inconsistencies between their respective filings and between their respective responses to all such inquiries and responses, and will furnish to each other such necessary information and reasonable assistance as the other may reasonably request in connection with its preparation of necessary filings or submissions under the HSR Act.

      5.4. Confidentiality and Publicity.


                                      (9)

            5.4.1. Each Party will use commercially reasonable efforts to assure that any non public information that such Party may obtain from the other in connection with this Agreement with respect to the purchase and sale of the TCID RMG Shares will be kept confidential and, unless and until the Closing occurs, such Party will not disclose, and will cause its employees, consultants, advisors and agents not to disclose, any such information to any other Person (other than its directors, officers and employees and representatives of its advisers and lenders whose knowledge thereof is necessary in order to facilitate the consummation of the transactions contemplated hereby) or use, and will cause its employees, consultants, advisors and agents not to use, such information to the detriment of the other; provided that (a) such Party may use and disclose any such information once it has been publicly disclosed (other than by such Party in breach of its obligations under this Section) or which rightfully has come into the possession of such Party (other than from the other Party) and (b) to the extent that such Party may, in the reasonable opinion of its counsel, be compelled by Legal Requirements to disclose any of such information, such Party may disclose such information if it will have used all reasonable efforts, and will have afforded the other the opportunity, to obtain an appropriate protective order or other satisfactory assurance of confidential treatment, for the information compelled to be disclosed. The obligation by either Party to hold information in confidence pursuant to this Section will be satisfied if such Party exercises the same care with respect to such information as it would exercise to preserve the confidentiality of its own similar information. In the event of termination of this Agreement, each Party will use all reasonable efforts to cause to be delivered to the other, and retain no copies of, any documents, work papers and other materials obtained by such Party or on its behalf from the other, whether so obtained before or after the execution hereof

            5.4.2. No Party will issue any press releases or make any other public announcement concerning this Agreement and the transactions contemplated hereby, except as required by applicable Legal Requirements, without the prior written consent and approval of the other Party, which consent and approval may not be unreasonably withheld.

      5.5. Further Assurances. At or after the Closing, each Party at the request of the other Party, will promptly execute and deliver, or cause to be executed and delivered, to the other Party all such documents and instruments, in addition to those otherwise required by this Agreement, in form and substance reasonably satisfactory to the other Party as the other Party may reasonably request in order to carry out or evidence the terms of this Agreement.

      5.6. Offers. TCID (and its directors, officers, employees, representatives and agents) shall not directly or indirectly, (i) offer the TCID RMG Shares for sale, (ii) solicit, encourage or entertain offers for such TCID RMG Shares,
(iii) initiate negotiations or discussions for the sale of the TCID RMG Shares or (iv) make information about the TCID RMG Shares available to any Third Party in connection with the possible sale of the TCID RMG Shares prior to the Closing Date or the date this Agreement is terminated in accordance with its terms.


                                      (10)

6. CONDITIONS PRECEDENT.

      6.1. Conditions to Charter's Obligations. The obligations of Charter to consummate the transactions contemplated by this Agreement will be subject to the satisfaction, at or before the Closing, of the following conditions, one or more of which may be waived by Charter:

            6.1.1. Accuracy of Representations and Warranties. The representations and warranties of TCID in this Agreement and in any Transaction Documents, without giving effect to any materiality qualifications contained therein, are true, complete and accurate on and as of the date hereof and at and as of the Closing with the same effect as if made at and as of the Closing, except to the extent that all misstatements, omissions and inaccuracies, in the aggregate, do not have a material adverse effect on the TCID RMG Shares taken as a whole, or on the ability of TCID to perform its obligations under this Agreement.

            6.1.2. Performance of Agreement. TCID will have performed in all material respects all obligations and agreements and complied in all material respects with all covenants in this Agreement and in any Transaction Document to be performed and complied with by it at or before the Closing.

            6.1.3. Deliveries. TCID will have delivered the items and documents required to be delivered by it pursuant to this Agreement, including those required to be delivered to Charter under Section 7.2.

            6.1.4. Legal Proceedings. No Legal Requirement of any Governmental Authority (including any temporary Legal Requirement) will be in effect which would (a) prohibit Charter's ownership of the TCID RMG Shares or (b) prevent or make illegal the consummation of any of the transactions contemplated by this Agreement.

            6.1.5. Consents. Charter will have received evidence, in form and substance reasonably satisfactory to it, that the TCID Required Consents have been obtained.

            6.1.6. HSR Act. All filings required under the HSR Act will have been made and the applicable waiting period will have expired or been earlier terminated.

            6.1.7. Common Agreement and Related Closings.

                  (a) The conditions set forth in Section 4.1 of the Common Agreement shall have been satisfied or waived.

                  (b) The transactions contemplated by the IP Agreements and the Redemption Agreement (each as defined in the Common Agreement) shall have been, or will be, consummated concurrently with this Agreement as set forth in Section
4.4 of the Common


                                      (11)

Agreement, except to the extent such Agreements are not consummated as a result of a breach by Charter or its Affiliates of its or their obligation to consummate such transactions.

      6.2. Conditions to TCID's Obligations. The obligations of TCID to consummate the transactions contemplated by this Agreement will be subject to the satisfaction, at or before the Closing, of the following conditions, one or more of which may be waived by TCID:

            6.2.1. Accuracy of Representations and Warranties. The representations and warranties of Charter in this Agreement and in any Transaction Documents, without giving effect to any materiality qualifications contained therein, are true, complete and accurate on and as of the date hereof and at and as of the Closing with the same effect as if made at and as of the Closing, except to the extent that all misstatements, omissions and inaccuracies, in the aggregate, do not have a material adverse effect on the ability of Charter to perform its obligations under this Agreement.

            6.2.2. Performance of Agreements. Charter will have performed in all material respects all obligations and agreements and complied in all material respects with all covenants in this Agreement and in any Transaction Document to be performed and complied with by it at or before the Closing.

            6.2.3. Deliveries. Charter will have delivered the Class B Redemption Price and the Preferred Stock Liquidation Value in accordance with
Section 2.1, and the other items and documents required to be delivered by it pursuant to this Agreement, including those required to be delivered to TCID under Section 7.3.

            6.2.4. Legal Proceedings. No Legal Requirement of any Governmental Authority (including any temporary Legal Requirement) will be in effect which would prevent or make illegal the consummation of any of the transactions contemplated by this Agreement.

            6.2.5. Consents. TCID will have received evidence, in form and substance reasonably satisfactory to it, that the Charter Required Consents have been obtained.

            6.2.6. HSR Act. All filings required under the HSR Act will have been made and the applicable waiting period will have expired or been earlier terminated.

            6.2.7. Related Closings. The transactions contemplated by the IP Agreements and the Redemption Agreement (each as defined in the Common Agreement) shall have been, or will be, consummated concurrently with this Agreement as set forth in Section 4.4 of the Common Agreement, except to the extent such Agreements are not consummated as a result of a breach by TCID or its Affiliates of its or their obligation to consummate such transactions.


                                      (12)

7. THE CLOSING.

      7.1. The Closing; Time and Place. Subject to the terms and conditions of this Agreement, the Closing will be held at the same place and on the same day as the closing under the IPWT Asset and Stock Purchase Agreement (the "Closing Date").

      7.2. TCID's Delivery Obligations. At the Closing, TCID will deliver or cause to be delivered to Charter the following:

            7.2.1. Stock Certificates. TCID will deliver the originals of all of the stock certificates representing the TCID RMG Shares accompanied by stock powers duly executed in blank or duly executed instruments of transfer, and all other documents necessary to transfer to Charter title to the TCID RMG.

            7.2.2. Evidence of Authorization. Certified corporate resolutions or other evidence reasonably satisfactory to Charter that TCID has taken all action necessary to authorize the execution of this Agreement and the Transaction Documents and the consummation of the transactions contemplated hereby.

            7.2.3. Officer's Certificate. Charter will have received a certificate executed by an executive officer of TCID dated the date of the Closing, reasonably satisfactory in form and substance to Charter certifying that the conditions specified in Section 6.1.1 and 6.1.2 have been satisfied.

            7.2.4. Opinion of Counsel. An opinion of Sherman & Howard L.L.C., substantially in the form of Exhibit 7.2.4.

            7.2.5. Other. Such other documents and instruments as may be necessary to effect the intent of this Agreement and to consummate the transactions contemplated hereby.

      7.3. Charter's Delivery Obligations. At the Closing, Charter will deliver or cause to be delivered to TCID the following:

            7.3.1. Cash Consideration. The Class B Redemption Price and the Preferred Stock Liquidation Value will be paid by Charter to TCID by wire transfer in immediately available funds in accordance with Section 2.1.

            7.3.2. Evidence of Authorization Actions. Certified resolutions of the Board of Directors of Charter or other evidence reasonably satisfactory to TCID that Charter has taken all action necessary to authorize the execution of this Agreement and the Transaction Documents and the consummation of the transactions contemplated hereby.


                                      (13)

            7.3.3. Officer's Certificate. TCID will have received a certificate executed by an executive officer of Charter dated the date of the Closing, reasonably satisfactory in form and substance to TCID certifying that the conditions specified in Sections 6.2.1 and 6.2.2 have been satisfied.

            7.3.4. Opinion of Counsel. An opinion of Irell & Manella LLP substantially in the form of Exhibit 7.3.4.

            7.3.5. Other. Such other documents and instruments as may be necessary to effect the intent of this Agreement and to consummate the transactions contemplated hereby.

8. TERMINATION AND DEFAULT.

      8.1. Termination Events. This Agreement may be terminated and the transactions contemplated hereby may be abandoned:

            8.1.1. At any time, by the mutual agreement of Charter and TCID;

            8.1.2. By either Charter or TCID at any time, if the other is in material breach or default of any of the other's covenants, agreements or other obligations herein or in any Transaction Document;

            8.1.3. By either Charter or TCID upon written notice to the other, if any of the conditions to its obligations set forth in Sections 6.1 and 6.2, respectively, are not satisfied on or before the later of January 15, 2000, or nine months after the date of this Agreement, for any reason other than an intentional and material breach or default by such Party of its respective covenants, agreements or other obligations under this Agreement, or any of its representations herein not being true and accurate in all material respects when made or when otherwise required by this Agreement to be true and accurate in all material respects;

            8.1.4. By either Charter or TCID if an injunction, restraining order or decree of any nature of any Governmental Authority of competent jurisdiction is issued that prohibits the consummation of any of the transactions contemplated hereby and such injunction, restraining order or decree is final and nonappealable; provided, however, that the party seeking to terminate this Agreement pursuant to this clause has used commercially reasonable efforts to have such injunction, order or decree vacated or denied;

            8.1.5. By either Charter or TCID, upon termination of the IPWT Asset and Stock Purchase Agreement in accordance with its terms; or

            8.1.6. As otherwise provided herein.


                                      (14)

      8.2. Effect of Termination. If this Agreement is terminated pursuant to
Section 8.1, all obligations of the Parties under this Agreement will terminate, except for the obligations set forth in Section 5.5 and Section 10.13. Termination of this Agreement pursuant to Sections 8.1.2, 8.1.3, 8.1.4, 8.1.5 or
8.1.6 will not limit or impair any remedies that any of TCID or Charter may have pursuant to the terms of this Agreement with respect to a breach or default by the other of its covenants, agreements or obligations under this Agreement.

9. SURVIVAL; REMEDIES.

      9.1. Survival of Representations, Warranties, Covenants and Agreements. The representations, warranties, covenants and agreements of TCID and Charter in this Agreement and in the Transaction Documents will survive Closing for a period of twelve months after the Closing Date. The period of survival of the representations, warranties, covenant or agreement prescribed by this Section
9.1 are referred to as the "Survival Period." The liabilities of each Party under its respective representations, warranties, covenant or agreement, except Sections 5.4 and 5.5, will expire as of the expiration of the Survival Period; provided, however, that such expiration will not include, extend or apply to any representation, warranty, covenant or agreement the breach of which has been asserted by a Party in a written notice to the other Party before such expiration or about which a Party has given the other Party written notice before such expiration indicating that facts or conditions exist that, with the passage of time or otherwise, can reasonably be expected to result in a breach (and describing such potential breach in reasonable detail).

      9.2. Exclusive Remedy. The Parties hereby agree that the rights set forth in the Common Agreement will be each Party's sole and exclusive remedies against the other Party for any claims arising after the Closing Time and relating to any breaches of the representations, warranties or covenants contained in this Agreement other than based on fraud.

10. MISCELLANEOUS PROVISIONS.

      10.1. Parties Obligated and Benefitted. Subject to the limitations set forth below, this Agreement will be binding upon each of the Parties and their respective assigns and successors in interest and will inure solely to the benefit of the Parties and their respective assigns and successors in interest, and no other Person will be entitled to any of the benefits conferred by this Agreement. Without the prior written consent of the other Parties, no Party will assign any of its rights under this Agreement or delegate any of its duties under this Agreement, except a Party may assign any or all of its rights under this Agreement to an Affiliate, provided that such assignment will not result in any adverse tax consequences to the other Party, will not give rise to any material requirements for additional Required Consents, and will not, in the reasonable judgment of the other Party, delay the Closing.

      10.2. Notices. Any notice, request, demand, waiver or other communication required or permitted to be given under this Agreement to either Party will be in writing and will be deemed to


                                      (15)
have been duly given only if delivered in person or by first class, prepaid, registered or certified mail, or sent by courier or, if receipt is confirmed, by telecopier:

         To TCID c/o:

                  Tele-Communications, Inc.
                  5619 DTC Parkway
                  Englewood, Colorado 80111
                  Attention: Derek Chang
                  Telecopy: 303-488-3219

         with a copy (which will not constitute notice) to:

                  Sherman & Howard L.L.C.
                  633 17th Street, Suite 3000
                  Denver, Colorado 80202
                  Attention: Arlene S. Bobrow, Esq.
                  Telecopy: 303-298-0940

         To Charter c/o:

                  Charter Communications
                  12444 Powerscourt Drive
                  St. Louis, Missouri 63131
                  Attention: Jerald L. Kent, President
                  Telecopy: (314) 965-8793

         with copies (which will not constitute notice) to:

                  Charter Communications
                  12444 Powerscourt Drive
                  St. Louis, Missouri 63131
                  Attention: Curtis S. Shaw, Esq.,
                           Senior Vice President & General Counsel
                  Telecopy: (314) 965-8793

                  Irell & Manella LLP
                  1800 Avenue of the Stars
                  Suite 900
                  Los Angeles, California 90067
                  Attention: Alvin G. Segel, Esq.
                  Telecopy: (310) 203-7199


                                      (16)

Any Party may change the address to which notices are required to be sent by giving notice of such change in the manner provided in this Section 10.2. All notices will be deemed to have been received on the date of delivery, which in the case of deliveries by telecopier will be the date of the sender's confirmation.

      10.3. Right to Specific Performance. Each Party acknowledges that the unique nature of the transaction pursuant to this Agreement renders money damages an inadequate remedy for the breach by either Party of its obligations under this Agreement, and the Parties agree that in the event of such breach, the Parties will upon proper action instituted by either of them, be entitled to a decree of specific performance of this Agreement.

      10.4. Waiver. This Agreement or any of its provisions may not be waived except in writing. The failure of any Party to enforce any right arising under this Agreement on one or more occasions will not operate as a waiver of that or any other right on that or any other occasion.

      10.5. Captions. The section and other captions of this Agreement are for convenience only and do not constitute a part of this Agreement.

      10.6. Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of Delaware (other than its rules of conflicts of law to the extent that the application of the laws of another jurisdiction would be required thereby).

      10.7. Time. Time is of the essence under this Agreement. If the last day permitted for the giving of any notice or the performance of any act required or permitted under this Agreement falls on a day which is not a Business Day, the time for the giving of such notice or the performance of such act will be extended to the next succeeding Business Day.

      10.8. Late Payments. If either Party fails to pay the other any amounts when due under this Agreement, the amounts due will bear interest from the due date to the date of payment at the Prime Rate plus 2%, adjusted as and when changes in the Prime Rate are made.

      10.9. Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original.

      10.10. Entire Agreement. This Agreement (including the Transaction Documents and the Schedules referred to in this Agreement, which are incorporated in and constitute a part of this Agreement) contains the entire agreement of the Parties with respect to the subject matter hereof and supersedes all prior oral or written agreements and understandings with respect to such subject matter. This Agreement may not be amended or modified except by a writing signed by each of the parties hereto.

      10.11. Severability. Any term or provision of this Agreement which is invalid or unenforceable will be ineffective to the extent of such invalidity or unenforceability without


                                      (17)
rendering invalid or unenforceable the remaining rights of the Person intended to be benefitted by such provision or any other provisions of this Agreement.

      10.12. Construction. This Agreement has been negotiated by the Parties and their respective legal counsel, and legal or other equitable principles that might require the construction of this Agreement or any provision of this Agreement against the Party drafting this Agreement will not apply in any construction or interpretation of this Agreement.

      10.13. Expenses. Except as otherwise expressly provided in this Agreement, each Party will pay all of its expenses, including attorneys' and accountants' fees, in connection with the negotiation of this Agreement, the performance of its obligations and the consummation of the transactions contemplated by this Agreement.

      10.14. Commercially Reasonable Efforts. For purposes of this Agreement, "commercially reasonable efforts" will not be deemed to require a Party to undertake extraordinary or unreasonable measures, including the payment of amounts in excess of normal and usual filing fees and processing fees, if any or other payments with respect to any Contract that are significant in the context of such Contract (or significant on the aggregate basis as to all Contracts).

              [the remainder of this page intentionally left blank]


                                      (18)

      The parties have executed this Stock Purchase Agreement as of the day and year first above written.

                           CHARTER COMMUNICATIONS, LLC


                           By: /s/ Curtis S. Shaw
                               --------------------------------------------
                           Title: Vice President

                           TCID IP-V, INC.


                           By: /s/ Derek Chang
                               --------------------------------------------
                           Title: Vice President

[Signature Page to Stock Purchase Agreement dated as of April __, 1999 between TCID IP-V, Inc.
and Charter Communications, LLC]


                                      (19)